Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-84826 and 333-99693) and on Form S-8 (File Nos. 333-59281, 333-64389, 333-78317, 333-64300, 333-103752, 333-120393 and 333-123424) of L-3 Communications Holdings, Inc. and subsidiaries (L-3 Holdings) of our report dated March 15, 2005, except for Notes 1 and 18, as to which the date is November 1, 2005, relating to the consolidated financial statements, management's assessments of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in L-3 Holdings' Current Report on Form 8-K, dated November 23, 2005.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
November 23, 2005